Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in this Amendment No. 5 to the registration statement on Form S-11 (File No. 333-290369) and related Prospectus, of our report dated July 14, 2025, with respect to the financial statements of the property located at 1401-1485 1st Street, Napa, CA (“Napa Square”) as of December 31, 2024 and 2023, and for the years then ended. Our audit report includes an explanatory paragraph relating to Napa Square’s ability to continue as a going concern.

We also consent to the reference to our firm under the caption “Experts”.

/s/ CohnReznick LLP

New York, New York

February 10, 2026